EXHIBIT 4.9
TABLE OF CONTENTS
                                                                            Page
ARTICLE I DEFINITIONS
                  1.1      Definitions                                         2
ARTICLE 2 REGISTRATION RIGHTS
                  2.1      Securities Subject to this Agreement                3
                  2.2      Shelf Registration                                  4
                  2.3      Piggyback Registration                              5
                  2.4      Registration Procedures                             7
                  2.5      Preparation: Reasonable Investigation              11
                  2.6      Certain Rights of Holders                          11
                  2.7      Registration Expenses                              12
                  2.8      Indemnification; Contribution                      12
                  2.9      Participation in Underwritten Registrations        15
                  2.10     Selection of Underwriters                          16
ARTICLE 3 RULE 144A                                                           16
ARTICLE 4 MISCELLANEOUS
                  4.1      Entire Agreement                                   16
                  4.2      Successors and Assigns                             16
                  4.3      Notices                                            17
                  4.4      Headings                                           17
                  4.5      Counterparts                                       18
                  4.6      Applicable Law; Resolution of Disputes             18
                  4.7      Specific Enforcement                               18
                  4.8      Amendment and Waivers                              18
                  4.9      Attorney Fees                                      18

                          REGISTRATION RIGHTS AGREEMENT

                                   DATED AS OF

                                  JUNE 24, 1998

                                      AMONG

                  ENVIRONMENTAL REMEDIATION HOLDING CORPORATION

                                       AND

               THE PURCHASERS LISTED ON THE SIGNATURE PAGE OF THIS

           REGISTRATION RIGHTS AGREEMENT REGISTRATION RIGHTS AGREEMENT

         THIS REGISTRATION RIGHTS AGREEMENT (the "Agreement") is dated as of June 24, 1998 between ENVIRONMENTAL REMEDIATION HOLDING CORPORATION, a Colorado corporation (the "Company") and each of the Purchasers of the Company's 5.5% Convertible Notes due 2000 (the "Notes") pursuant to that certain Securities Purchase Agreement, dated of even date herewith (the "Securities Purchase Agreement"), whose names are set forth at the end of this Agreement (individually, a "Purchaser" and collectively, the "Purchasers").

                                    RECITALS

WHEREAS, it is a condition precedent to the obligations of each Purchaser under the Securities Purchase Agreement that the Company grant registration rights to the holders of the Company's Notes, and

WHEREAS, in connection with resales by the Purchasers of the Company's Common Stock upon or after conversion of the Notes, the Company and the Purchasers now desire to enter into this Agreement in order to facilitate such resales.

                                    AGREEMENT

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

1.1 Definitions. The following terms, as used herein, have the following meanings.

"Board" means the Board of Directors of the Company.

"Business Day" means any day except a Saturday, Sunday or other day on which banks in New York, New York are authorized by law to close.

"Closing Date" shall mean the Closing Date of the Securities Purchase Agreement.

"Commission" means the Securities and Exchange Commission.

"Common Stock" means the common stock, par value $0.0001 per share, of the Company.

"Company" means Environmental Remediation Holding Corporation, a Colorado corporation.

"Company Registration Statement" means the Registration Statement of the Company relating to the registration for sale of shares of the Company's Common Stock contemplated by Section 2.3, including the Prospectus as defined below.

"Effective Time" means the date of effectiveness of any Registration Statement.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Holders" has the meaning given to it in Section 2.1(b) hereof.

"NASD" means the National Association of Securities Dealers, Inc.

"Note(s)" means the individual or collective reference to any one or more of the 5.5% Convertible Notes of the Company due June, 2000, in $___________ aggregate principal amount.

"Person" means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

"Prospectus" means the prospectus included in any Registration Statement, as amended or supplemented by any prospectus supplement and by all other amendments thereto, including post-effective amendments, and all material incorporated by reference into such Prospectus.

"Registration Statements" means the Company Registration Statement on Form S-1 or any other appropriate registration form and the Shelf Registration Statement.

"Restricted Securities" means any Securities until (i) a registration statement covering such Securities has been declared effective by the Commission and such Securities have been disposed of pursuant to such effective registration statement, (ii) such Securities are sold under circumstances in which all the applicable conditions of Rule 144 (or any similar provisions then in force) under the Securities Act are met, or such Securities may be sold pursuant to Rule 144(k) (or any similar provision then in force) under the Securities Act, and are freely tradable after such sale by the transferee, (iii) such Securities are otherwise transferred, the Company has delivered a new certificate or other evidence of ownership for such Securities not bearing a legend restricting further transfer and such Securities may be resold, without registration under the Securities Act, or (iv) such Securities shall have ceased to be outstanding.

"Securities" means the shares of the Company's Common Stock issuable upon conversion of the Notes or upon exercise of the Warrants.

"Securities Act" means the Securities Act of 1933, as amended.

"Shelf Registration Statement" means the registration statement of the Company relating to the shelf registration for resale of Restricted Securities contemplated by Section 2.2 herein, including the Prospectus included therein, all amendments and supplements thereto (including post-effective amendments) and all exhibits and material incorporated by reference therein.

"Securities Purchase Agreement" has the meaning given to it in the recitals to this Agreement.

"Warrants"  means the  warrants to purchase  up to  _________  shares of Company
Common Stock (if all $__________ million of Notes are sold pursuant to the Securities Purchase Agreement) at an exercise price equal to 120% of the Closing Bid Price on the Closing Date, subject to adjustment as provided therein, which are issuable pursuant to the Securities Purchase Agreement on the basis of warrants to purchase 124 shares of Company Common Stock for each $1,000 principal amount of Notes purchased by a Purchaser.

As used in this Agreement, words in the singular include the plural, and in the plural include the singular.

                                    ARTICLE 2

                               REGISTRATION RIGHTS

         2.1      Securities Subject to this Agreement.

(a) The Securities entitled to the benefits of this Agreement are the Restricted Securities, but only for so long as they remain Restricted Securities.

(b) A Person is deemed to be a holder of Restricted Securities (each, a "Holder") whenever such Person is the registered holder of such Restricted Securities on the Company's books and records.

         2.2      Shelf Registration.

(a)      The Company shall:

         (i) as expeditiously as practicable, but no later than 30 calendar days from the Closing Date, amend its Shelf Registration Statement on Form S-1 filed with the Commission on January 8, 1998 pursuant to Rule 415 under the Securities Act, which Shelf Registration Statement shall provide for resale of all Restricted Securities the Holders of which shall have provided to the Company the information required pursuant to Section 2.2(c) herein; and

         (ii) use its best efforts to cause such Shelf Registration Statement to be declared effective by the Commission as soon as possible but within 60 calendar days after the Closing Date.

         (iii) if the Company is advised by the SEC that a Registration Statement filed hereunder is subject to a "no-review" and such Registration Statement is not declared effective within five (5) business days thereafter (an "Acceleration Date") or, irrespective of the SEC review, a Registration Statement is not declared effective by 60 calendar days after the Closing Date (the "Target Date"), the Company shall pay Holder as liquidated damages an amount equal to two percent (2%) of the total principal sum of the Notes for each thirty (30) day period following the earlier of the Acceleration Date or Target Date, as applicable, until such time as the registration statement is declared effective. The payment set forth above shall be pro-rated daily as to any period of less than thirty (30) days. Such payment shall be made to the Holder by cashier's check or wire transfer in immediately available funds to such account as shall be designated in writing by the Holder. The foregoing amount shall be paid irrespective of the amount of Restricted Securities then held by Holder.

           (iv) if, following effectiveness of a registration, either the effectiveness of the registration statement is suspended or a current Prospectus meeting the requirements of Section 10 of the Securities Act is not available for delivery by the Holder for any reason (either referred to herein as a "suspension"), the Company shall thereupon pay to Holder as liquidated damages an amount equal to two percent (2%) of the total principal sum of the Notes previously purchased by Holder for each thirty (30) day period of the suspension. The payment set forth above shall be pro-rated daily as to periods of less than thirty (30) days. Such payment shall be made to the Holder by cashier's check or wire transfer in immediately available funds to such account as shall be designated in writing by the Holder, and shall be paid irrespective of the amount of Restricted Securities held by Holder on or after the date following the suspension.

          (v) any amount payable pursuant to the foregoing provisions of this Subsection (a) shall be delivered on or before the third (3rd) business day following the end of the calendar month in which such payment obligation arose.

          (vi) Subsections (a)(iii) and (a)(iv) are in addition to the provisions of Section 4.7 hereof.

(b) In connection with the Shelf Registration Statement, the Company shall comply with all the provisions of Section 2.4 below and shall use its best efforts to effect such registration to permit the sale of the Restricted Securities being sold in accordance with the intended method or methods of distribution thereof (as indicated in the information furnished to the Company pursuant to Section 2.2. (c)). The Company shall use its best efforts to keep such Shelf Registration Statement continuously effective, supplemented and amended to the extent necessary to ensure that it is available for resales of Restricted Securities by the Holders of Restricted Securities, and to ensure that it conforms with the requirements of this Agreement, the Securities Act and the policies, rules and regulations of the Commission as announced from time to time, for a period of twenty four (24) months from the Closing Date or such shorter period that will terminate when all the Securities covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement or otherwise cease to be Restricted Securities. Upon the occurrence of any event that would cause any Shelf Registration Statement or the Prospectus contained therein (i) to contain a material misstatement or omission or (ii) not to be effective and usable for sale or resale of Restricted Securities during the period required by this Agreement, the Company shall file promptly an appropriate amendment to such Shelf Registration Statement or the related Prospectus or any document incorporated therein by reference, in the case of clause (i), correcting any such misstatement or omission, and, in the case of either clause (i) or (ii), use its best efforts to cause such amendment to be declared effective and such Registration Statement and the related Prospectus to become usable for its intended purpose(s) as soon as practicable thereafter.

(c) No Holder of Restricted Securities may include any of its Restricted Securities in the Shelf Registration Statement pursuant to this Agreement unless and until such Holder furnishes to the Company in writing, within 10 Business Days after receipt of a written request therefor, such information specified in
Item 507 of Regulation S-K under the Securities Act or such other information as the Company may reasonably request for use in connection with the Shelf Registration Statement or Prospectus or preliminary Prospectus included therein and in any application to the NASD. Each Holder as to which the Shelf Registration Statement is being effected agrees to furnish promptly to the Company all information required to be disclosed in order to make the information previously furnished to the Company by such Holder not materially misleading. No "Selling Shareholder Agreement" or other similar agreement shall be required in order to secure registration of the Restricted Securities.

2.3      Piggyback Registration.

(a) At any time that the Company proposes to file a Company Registration Statement, either for its own account or for the account of a stockholder or stockholders, the Company shall give the Holders written notice of its intention to do so and of the intended method of sale (the "Registration Notice") within a reasonable time prior to the anticipated filing date of the Company Registration Statement effecting such Company Registration. Each holder may request inclusion of any Restricted Securities in such Company Registration by delivering to the Company, within ten (10) Business Days after receipt of the Registration Notice, a written notice (the "Piggyback Notice") stating the number of Restricted Securities proposed to be included and that such shares are to be included in any underwriting only on the same terms and conditions as the shares of Common Stock otherwise being sold through underwriters under such Company Registration Statement. The Company shall use its best efforts to cause all Restricted Securities specified in the Piggyback Notice to be included in the Company Registration Statement and any related offering, all to the extent requisite to permit the sale by the Holders of such Restricted Securities in accordance with the method of sale applicable to the other shares of Common Stock included in such Company Registration Statement.

(b) The Company's obligation to include Restricted Securities in a Company Registration Statement pursuant to Section 2.3(a) shall be subject to the following limitations:

         (i) The Company may elect, at its sole option and for any reason, not to register Holder's Restricted Securities; provided however, that this right is limited to one (1) time and relative to one (1) particular Company Registration Statement.

         (ii) The Company shall not be obligated to include any Restricted Securities in a registration statement filed on Form S-4, Form S-8 or such other similar successor forms then in effect under the Securities Act.

         (iii) If a Company Registration Statement involves an underwritten offering and the managing underwriter advises the Company in writing that in its opinion, the number of securities requested to be included in such Company Registration Statement exceeds the number which can be sold in such offering without adversely affecting the offering, the Company will include in such Company Registration Statement the number of such Securities which the Company is so advised can be sold in such offering without adversely affecting the offering, determined as follows:

                  (A) first, the securities proposed by the Company to be sold for it own account, and

                  (B) second, any Restricted Securities requested to be included in such registration and any other securities of the Company in accordance with the priorities, if and then existing among the holders of such securities pro rata among the holders thereof requesting such registration on the basis of the number of shares of such securities requested to be included by such holders.

         (iii) The Company shall not be obligated to include Restricted Securities in more than two (2) Company Registration Statement(s).

(c) No Holder of Restricted Securities may include any of its Restricted Securities in the Company Registration Statement pursuant to this Agreement unless and until such Holder furnishes to the Company in writing, within 10 business days after receipt of a written request therefor, such information specified in Item 507 of Regulation S-K under the Securities Act or such other information as the Company may reasonably request for use in connection with the Company Registration Statement or Prospectus or preliminary Prospectus included therein and in any application to the NASD. Each Holder as to which the Company Registration Statement is being effected agrees to furnish promptly to the Company all information required to be disclosed in order to make all information previously furnished to the Company by such Holder not materially misleading.

2.4      Registration Procedures.

In connection with any Registration Statement and any Prospectus required by this Agreement to permit the sale or resale of Restricted Securities, the Company shall:

(a) prepare and file with the Commission such amendments and post-effective amendments to such Registration Statement as may be necessary to keep such Registration Statement effective:

         (i) if such Registration Statement is a Company Registration Statement, until the earlier of such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such Company Registration Statement; or

         (ii) if such Registration Statement is a Shelf Registration Statement, for the applicable period set forth in Section 2.2(b) herein;

cause the Prospectus to be supplemented by any required Prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the Securities Act, and to comply fully with the applicable provisions of Rules 424 and 430A, as applicable, under the Securities Act in a timely manner; and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during the applicable period in accordance with the intended method or methods of distribution by the sellers thereof set forth in such Registration Statement or supplement or the Prospectus;

(b) respond to comments made by the SEC with respect to a Registration Statement filed pursuant to this Agreement promptly, and use its best efforts to respond in not more than thirty (30) days after the date of the comment letter, and prepare  and  file  with  the  SEC  such  amendments  and  supplements  to  such
Registration Statement and the Prospectus used in connection with such Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement and immediately notify the holders of the Notes of the filing and effectiveness of such Registration Statement and any amendments or supplements;

(c) promptly (and in respect of events covered by clause (i) hereof, on the same day as the Company shall receive notice of effectiveness) advise the Holders covered by such Registration Statement and, if requested by such Persons, to confirm such advice in writing,

         (i) when the Prospectus or any Prospectus supplement or post-effective amendment has been filed, and when the same has become effective,

          (ii) of any request by the Commission for post-effective amendments to such Registration Statement or post-effective amendments to such Registration Statement or post-effective amendments or supplements to the prospectus or for additional information relating thereto,

         (iii) of the issuance by the Commission of any stop order suspending the effectiveness of any such Registration Statement under the Securities Act or of the suspension by any state securities commission of the qualification of the Restricted Securities for offering or sale in any jurisdiction, or the initiation of any proceeding for any of the preceding purposes, and

         (iv) of the existence of any fact or the happening of any event that makes any statement of a material fact made in any such Registration Statement the related Prospectus, any amendment or supplement thereto, or any document incorporated by reference therein untrue, or that requires the making of any additions to or changes in any such Registration Statement or the related Prospectus in order to make the statements therein not misleading.

If at any time the Commission shall issue any stop order suspending the effectiveness of such Registration Statement, or any state securities commission or other regulatory authority shall issue an order suspending the qualification or exemption from qualification of the Restricted Securities under state securities or Blue Sky laws, the Company shall use its reasonable efforts to obtain the withdrawal or lifting of such order at the earliest possible time;

(c) promptly furnish to each Holder of Restricted securities covered by any Registration Statement, and each underwriter, if any, without charge, at least one conformed copy of any Registration Statement, as first filed with the Commission, and of each amendment thereto, including all documents incorporated by reference therein and all exhibits (including exhibits incorporated therein by reference) and such other documents as such Holder may reasonably request;

(d) deliver to each Holder covered by any Registration Statement, and each underwriter, if any, without charge, as many copies of the Prospectus (including each preliminary prospectus) and any amendment or supplement thereto as such person reasonably may request.

(e) enter into such customary agreements and take all such other reasonable action in connection therewith (including those reasonably requested by the selling Holders or the underwriter(s), if any) required in order to expedite or facilitate the disposition of such Restricted Securities pursuant to such Registration Statement, including, but not limited to, dispositions pursuant to an underwritten registration, and in such connection:

         (i) make such representations and warranties to the selling Holders and underwriter(s), if any, in form, substance and scope as are customarily made by issuers to underwriters in underwritten offerings (whether or not sales of securities pursuant to such Registration Statement are to be to an underwriter(s)) and confirm the same if and when requested;

         (ii) obtain opinions of counsel to the Company (which counsel and opinions, in form and substance, shall be reasonably satisfactory to the selling Holders and the underwriter(s), if any, and their respective counsel) addressed to each selling Holder and underwriter, if any, covering the matters customarily covered in opinions requested in underwritten offerings (whether or not sales of securities pursuant to such Registration Statement are to be made to an underwriter(s)) and dated the date of effectiveness of any Registration Statement (and, in the case of any underwritten sale of securities pursuant to such Registration Statement, each closing date of sales to the underwriter(s) pursuant thereto);

         (iii) use reasonable efforts to obtain comfort letters dated the date of effectiveness of any Registration Statement (and, in the case of any underwritten sale of securities pursuant to such Registration Statement, each closing date of sales to the underwriter(s) pursuant thereto) from the independent certified public accountants of the Company addressed to each selling Holder and underwriter, if any, such letters to be in customary form and covering matters of the type customarily covered in comfort letters in connection with underwritten offerings (whether or not sales of securities pursuant to such Registration Statement are to be made to an underwriter(s));

         (iv)  provide for the  indemnification  provisions  and  procedures  of
Section 2.6 hereof with respect to selling Holders and the underwriter(s), if any; and

         (v) deliver such documents and certificates as may be reasonably requested by the selling Holders or the underwriter(s), if any, and which are customarily delivered in underwritten offerings (whether or not sales of securities pursuant to such Registration Statement are to be made to an underwriter(s), with such documents and certificates to be dated the date of effectiveness of any Registration Statement.

The actions required by clauses (i) through (v) above shall be done at each closing under such underwriting or similar agreement, as and to the extent required thereunder, and if at any time the representations and warranties of the Company contemplated in clause (i) above cease to be true and correct, the Company shall so advise the underwriter(s), if any, and each selling Holder promptly, and, if requested by such Person, shall confirm such advice in writing;

(f) prior to any public offering of Restricted Securities, cooperate with the selling Holders, the underwriter(s), if any, and their respective counsel in connection with the registration and qualification of the Restricted Securities under the securities or Blue Sky laws of such U.S. jurisdictions as the selling

Holders or underwriters), if any, may reasonably request in writing by the time any Registration Statement is declared effective by the Commission, and do any and all other acts or filings necessary or advisable to enable disposition in such U.S. jurisdictions of the Restricted Securities covered by any Registration Statement and to file such consents to service of process or other documents as may be necessary in order to effect such registration or qualification; provided, however, that the Company shall not be required to register or qualify as a foreign corporation in any jurisdiction where it is not then so qualified or as a dealer in securities in any jurisdiction where it would not otherwise be required to register or qualify but for this Section 2.4, or to take any action that would subject it to the service of process in suits or to taxation, in any jurisdiction where it is not then so subject;

(g) in connection with any sale of Restricted Securities that will result in such securities no longer being Restricted Securities, cooperate with the selling Holders and the underwriter(s), if any, to facilitate the prompt preparation and delivery of certificates representing Restricted Securities to be sold and not bearing any restrictive legends; and enable such Restricted Securities to be in such denominations and registered in such names as the Holders or the underwriter(s), if any, may request at least two (2) Business Days prior to any sale of Restricted Securities made by such underwriters;

(h) use its best efforts to cause the disposition of the Restricted Securities covered by any Registration Statement to be registered with or approved by such other U.S. governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriter(s), if any, to consummate the disposition of such Restricted Securities, subject to the proviso contained in
Section 2.4(f);

(i) if any fact or event contemplated by Section 2.4(b) shall exist or have occurred, prepare a supplement or post-effective amendment to any Registration Statement or related Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of Restricted Securities, the Prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statement therein not misleading;

(j) cooperate and assist in the performance of any due diligence investigation by any underwriter (including any "qualified independent underwriter") that is required to be retained in accordance with the rules and regulations of the NASD, and use its reasonable efforts to cause any Registration Statement to become effective and approved by such U.S. governmental agencies or authorities as may be necessary to enable the Holders selling Restricted Securities to consummate the disposition of such Restricted Securities;

(k) otherwise use its reasonable efforts to comply with all applicable rules and regulations of the Commission, and make generally available to its security holders with regard to such Registration Statement, as soon as practicable, a consolidated earnings statement meeting the requirements of Rule 158 (which need not be audited) for the twelve-month period (i) commencing at the end of any fiscal quarter in which Restricted Securities are sold to the underwriter in a firm or best efforts underwritten offering or (ii) if not sold to an underwriter in such an offering, beginning with the first month of the Company's first fiscal quarter commencing after the effective date of any Registration Statement;

(1) provide a CUSIP number for all Restricted Securities not later than the effective date of any Registration Statement;

(m) use its best efforts to list, not later than the effective date of such Registration Statement, all Restricted Securities covered by such Registration Statement on the American Stock Exchange or any other trading market on which any Common Stock of the Company are then admitted for trading, and

(n) provide promptly to each Holder covered by any Registration Statement upon request each document filed with the Commission pursuant to the requirements of
Section 12 and Section 14 of the Exchange Act.

Each Holder agrees by acquisition of a Restricted Security that, upon receipt of any notice from the Company of the existence of any fact of the kind described in Section 2.4(c)(iv), such Holder will forthwith discontinue disposition of Restricted Securities pursuant to any Registration Statement until such Holder's receipt of the copies of the supplemented or amended Prospectus, or until it is advised in writing, in accordance with the notice provisions of Section 5.3 herein (the "Advice"), by the Company that the use of the Prospectus may be resumed, and has received copies of any additional or supplemental fillings that are incorporated by reference in the Prospectus. In the event the Company shall give any such notice, the time period regarding the effectiveness of the Shelf Registration Statement set forth in Section 2.2(b) shall be extended by the number of days during the period from and including the date of the giving of such notice pursuant to Section 2.4(c)(iv) to and including the date when each selling Holder covered by such Registration Statement shall have received the copies of the supplemented or amended Prospectus or shall have received (in accordance with the notice provisions of Section 4.3) the Advice.

2.5      Preparation: Reasonable Investigation.

In connection with preparation and filing of each Registration Statement under the Securities Act, the Company will give the Holders of Restricted Securities registered under such Registration Statement, their underwriter, if any, and their respective counsel and accountants, the opportunity to participate in the preparation of such Registration Statement, each prospectus included therein or filed with the Commission, and each amendment thereof or supplement thereto, and will give each to them access to its books and records and such opportunities to discuss the business, finances and accounts of the Company and its subsidiaries with its officers, directors and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of such Holders and such underwriters' respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act.

2.6      Certain Rights of Holders.

The Company will not file any registration statement under the Securities Act which refers to any Holder of Restricted Securities by name or otherwise without the prior approval of such Holder, which consent shall not be unreasonably withheld or delayed.

2.7      Registration Expenses.

(a) All expenses incident to the Company's performance of or compliance with this Agreement will be borne by the Company, regardless of whether a Registration Statement becomes effective, including without limitation: (i) all registration and filing fees and expenses (including filings made with the NASD and reasonable counsel fees in connection therewith); (ii) all reasonable fees and expenses of compliance with federal securities and state Blue Sky or securities laws (including all reasonable fees and expenses of one counsel to the underwriter(s) in any underwriting) in connection with compliance with state Blue Sky or securities laws for up to 40 states; (iii) all expenses of printing, messenger and delivery services and telephone calls; (iv) all fees and disbursements of counsel for the Company; and (v) all fees and disbursements of independent certified public accountants of the Company (including the expenses of any special audit and comfort letters required by or incident to such performance), but excluding from this paragraph, fees and expenses of counsel to the underwriter(s), if any, unless otherwise set forth herein.

(b) In addition, in connection with the filing of the Shelf Registration Statement required to be filed by this Agreement, the Company will reimburse the Holders of the Restricted Securities being registered pursuant to any Shelf Registration Statement for the reasonable fees and disbursements of not more than one counsel to review such Registration Statement.

(c) Notwithstanding the foregoing, the Company will not be responsible for any underwriting discounts, commissions or fees attributable to the sale of Restricted Securities or any legal fees or disbursements (other than any such fees or disbursements relating to Blue Sky compliance or otherwise as set for the under Section 2.7(a) incurred by any underwriter(s) in any underwritten offering if the underwriter(s) participates in such underwritten offering at the request of the Holders of Restricted Securities, or any transfer taxes that may be imposed in connection with a sale or transfer of Restricted Securities.

(d) The Company shall in any event, bear its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expenses of any annual audit and the fees and expenses of any Person, including special experts, retained by the Company.

2.8      Indemnification, Contribution.

(a) The Company agrees to indemnify and hold harmless

         (i) each Holder covered by any Registration Statement,

         (ii) each other Person who participates as an underwriter in the offering or sale of such securities,

         (iii) each person, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) any such Holder or underwriter (any of the persons referred to in this clause (iii) being hereinafter referred to as a ("Controlling person") and

         (iv) the respective officers, directors, partners, employees, representatives and agents of any such Holder or underwriter or any controlling person (any person referred to in clause (i), (ii), (iii) or (iv) may hereinafter be referred to as an "indemnified Person"), to the fullest extent lawful from and against any and all losses, claims, damages, liabilities, judgments or expenses, joint or several (or actions or proceedings, whether commenced or threatened, in respect thereof) (collectively, "Claims"), to which such indemnified Person may become subject under either
Section 15 of the Securities Act or Section 20 of the Exchange Act or otherwise, insofar as such Claims wise out of or are based upon, or are caused by any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus (or any amendment or supplement thereto), or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or a violation by the Company of the Securities Act or any state securities law, or any rule or regulation promulgated under the Securities Act or any state securities law, or any other law applicable to the Company relating to any such registration or qualification, except insofar as such losses, claims, damages, liabilities, judgments or expenses of any such indemnified Person; (x) are caused by any such untrue statement or omission or alleged untrue statement or omission that is based upon information relating to such indemnified Person furnished in writing to the Company by or on behalf of any of such indemnified Person expressly for use therein; (y) with respect to the preliminary Prospectus, result from the fact that such Holder sold Securities to a person to whom there was not sent or given, at or prior to the written confirmation of such sale, a copy of the Prospectus, as amended or supplemented, if the Company shall have previously furnished copies hereof to such Holder in accordance with this Agreement and said Prospectus, as amended or supplemented, would have corrected such untrue statement or omission; or (z) as a result of the use by an indemnified Person of any Prospectus when, upon receipt of a notice from the Company of the existence of any fact of the kind described in Section 2.4(b)(iv), the indemnified Person or the related Holder was not permitted to do so. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any indemnified Person and shall survive the transfer of such securities by such Holder.

In case any action shall be brought or asserted against any of the indemnified Persons with respect to which indemnity may be sought against the Company, such indemnified Person shall promptly notify the Company and the Company shall assume the defense thereof Such indemnified Person shall have the night to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the indemnified Person unless (i) the employment of such counsel shall have been specifically authorized in writing by the Company, (ii) the Company shall have failed to assume the defense and employ counsel or (iii) the named parties to any such action (including any implied parties) include both the indemnified Person and the Company and the indemnified Person shall-have been advised in writing by its counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Company (in which case the Company shall not have the right to assume the defense of such action on behalf of the indemnified Person), it being understood, however, that the Company shall not, in connection with such action or similar or related actions or proceedings arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all the indemnified Persons, which firm shall be (x) designated by such indemnified Persons and (y) reasonably satisfactory to the Company. The Company shall not be liable for any settlement of any such action or proceeding effected without the Company's prior written consent, which consent shall not be withheld unreasonably, and the Company agrees to indemnify and hold harmless any indemnified Person from and against any loss, claim, damage, liability, judgment or expense by reason of any settlement of any action effected with the written consent of the Company. The Company shall not, without the prior written consent of each indemnified Person, settle or compromise or consent to the entry of judgment on or otherwise seek to terminate any pending or threatened action claim, litigation or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not any indemnified Person is a party thereto), unless such settlement, compromise, consent or termination includes an unconditional release of each indemnified Person from all liability arising out of such action, claim litigation or proceeding.

(b) Each Holder of Restricted Securities covered by any Registration Statement agrees, severally and not jointly, to indemnify and hold harmless the Company and its directors, officers and any person controlling (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) the Company, and the respective officers, directors, partners, employees, representatives and agents of each person, to the same extent as the foregoing indemnity from the Company to each of the indemnified Persons, but only (i) with respect to actions based on information relating to such Holder furnished in writing by or on behalf of such Holder expressly for use in any Registration Statement or Prospectus, and (ii) to the extent of the gross proceeds, if any, received by such Purchaser from the sale or other disposition of his or its Restricted Securities covered by such Registration Statement. In case any action or proceeding shall be brought against the Company or its directors or officers or any such controlling person in respect of which indemnity may be sought against a Holder of Restricted Securities covered by any Registration Statement, such Holder shall have the rights and duties given the Company in Section 2.8(a) (except that the Holder may but shall not be required to assume the defense thereof), and the Company or its directors or officers or such controlling person shall have the rights and duties given to each Holder by Section 2.8(a).

(c) If the indemnification provided for in this Section 2.8 is unavailable to an indemnified party under Section 2.7(a) or (b) (other than by reason of exceptions provided in those Sections) in respect of any losses, claims, damages, liabilities, judgments or expenses referred to therein, then each applicable indemnifying party (in the case of the Holders severally and not jointly), in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims damages, liabilities, judgments of expenses (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Holder on the other hand from sale of Restricted Securities or (ii) if such allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and such Holder in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities, judgments or expenses, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and of such Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by such Holder and the parties relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid to a party as a result of the losses, claims, damages, liabilities judgments and expenses referred to above shall be deemed to include, subject to the limitations set forth in the second paragraph of Section 2.8(a), any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim.

The Company and each Holder of Restricted Securities covered by any Registration Statement agree that it would not be just and equitable if contribution pursuant to this Section 2.8(c) were determined by pro rata allocation (even if the Holders were treated as one entity for such purpose) or by any other method of allocation which does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 2.8(c) no Holder (and none of its related indemnified Persons) shall be required to contribute, in the aggregate, any amount in excess of the amount by which the dollar amount of proceeds received by such Holder upon the sale of the Restricted Securities exceeds the amount of any damages which such Holder has otherwise been required to pay by reason of such untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentations (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

The indemnity and contribution provisions contained in this Section 2.8 are in addition to any liability which the indemnifying person may otherwise have to the indemnified persons referred to above.

2.9      Participation in Underwritten Registrations.

No Holder may participate in any underwritten registration hereunder unless such Holder (a) agrees to sell such Holder's Restricted Securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (b) completes and executes all reasonable questionnaires, powers of attorney, indemnities, underwriting agreements, lock-up letters and other documents required under the terms of such underwriting arrangements.

2.10     Selection of Underwriters.

The Holders of Restricted Securities covered by any Registration Statement who desire to do so may sell such Restricted Securities in an underwritten offering. In any such underwritten offering, the investment banker or investment bankers and manager or managers that will administer the offering will be selected by the Holders of a majority of the Restricted Securities included in such offering if such registration is pursuant to the Shelf Registration Statement, and by the Company if such registration is pursuant to a Company Registration Statement; provided, however, that such investment bankers and managers must be reasonably satisfactory to the Company or the Holders, respectively. Such investment bankers and managers are referred to herein as the "underwriters".

                                    ARTICLE 3

                                    RULE 144A

The Company hereby agrees with each Holder of Restricted Securities, for so long as any of the Restricted Securities remain outstanding and continue to be "restricted securities" within the meaning of Rule 144 under the Act, and during any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act, to make available to the Holders of Restricted Securities in connection with any sale thereof, and to any prospective purchaser of Common Stock from such Holders of Restricted Securities or beneficial owner, the information required by Rule 144A(d)(4) under the Act in order to permit resales of such Restricted Securities pursuant to Rule 144A.

                                    ARTICLE 4

                                  MISCELLANEOUS

4.1      Entire Agreement.

This Agreement, together with the Securities Purchase Agreement and the Certificate of Determination, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreement and understandings, both oral and written, between the parties with respect to the subject matter hereof.

4.2      Successors and Assigns.

This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including without limitation and without the need for an express assignment, subsequent Holders of Restricted Securities; provided, however, that this Agreement shall not inure to the benefit of or be binding upon a successor or assign of a Holder unless and to the extent such successor or assign acquired Restricted Securities from such Holder at a time when such Holder could not transfer such Restricted Securities pursuant to any Registration Statement or pursuant to Rule 144 under the Securities Act as contemplated by clause (ii) of the definition of Restricted Securities.

4.3.   Notices.

All notices and other communications given or made pursuant hereto or pursuant to any other agreement among the parties, unless otherwise specified, shall be in writing and shall be deemed to have been duly given or made if sent by telecopy (with confirmation in writing), delivered personally or by overnight courier or sent by registered or certified mail (postage prepaid, return receipt requested) to the parties at the telecopy number, if any, or address set forth below or at such other addresses as shall be furnished by the parties by like notice. Notices sent by telecopier shall be effective when receipt is acknowledged, notices delivered personally or by overnight courier shall be effective upon receipt and notices sent by registered or certified mail shall be effective three days after mailing:

     If to a Holder:            to such Holder at the address set forth  on  the
                                records of the Company pursuant to the Securitie
                                Purchase Agreement. In addition, copies of all such notices or other communications shall be concurrently delivered by the Person giving the same to each person who has been identified to the Company by such Holder as a Person who is to receive copies of such notice.

     If to the Company:         at  the  address set forth in the Securities
                                Purchase Agreement.

     with copies to:            Stephen A. Weiss, Esq.
                                Greenberg Traurig Hoffman Lipoff Rosen & Quentel
                                Met Life Building
                                200 Park Avenue
                                New York, New York 10166
                                Telephone Number: (212) 801-9200
                                Fax: (212) 801-6400

                                -and-

                                Mintmire & Associates
                                265 Sunrise Avenue, Suite 204
                                Palm Beach, Florida 33480
                                Attention:   Donald F. Mintmire, Esq.
                                Telephone Number: (561) 832-5696
                                Fax: (561) 659-5371

4.4      Headings.

The headings contained in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

4.5      Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

4.6      Applicable Law; Resolution of Disputes.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the state of New York, without giving effect to the choice law provisions.

(b) Any dispute regarding the interpretation or application of this Agreement which cannot be settled among the parties shall be resolved in Austin, Texas final and binding arbitration in accordance with the then obtaining rules of the American Arbitration Association. There shall be appointed three arbitrators, one of whom shall be selected by the Company, the second by the Purchasers and the third by mutual agreement of the parties or by the American Arbitration Association. The decision of the arbitrators shall be final and upon all of the Purchasers and the Company and may be enforced by the prevailing party or parties in any court of competent jurisdiction. Each party shall bear their own costs of the arbitration and shall share equally the costs of the arbitrators.

4.7      Specific Enforcement.

Each party hereto acknowledges that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate, and, in recognition of this fact, any party to this Agreement, without posting any bond, and in addition to all other remedies which may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary to permanent injunction or any other equitable remedy which may then be available.

4.8      Amendment and Waivers.

The provision of this Agreement may not be amended modified or supplemented and waivers or consents to or departures from the provisions hereof may not be given unless the Company has obtained the written consent of Holders of a majority of the Restricted Securities.

4.9      Attorney Fees.

Purchasers shall be entitled to recover from the Company the reasonable attorneys' fees and expenses (and the reasonable costs of investigation) incurred by such Purchaser in connection with enforcement by such Purchaser of any obligation of the Company hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                           ENVIRONMENTAL REMEDIATION HOLDING CORPORATION

                           By: _____________________________________________
                               Name: Sam Bass
                               Its:  Chairman
THE PURCHASERS:

By:      ___________________________________________
         Name:
         By Its:
         Address: